                     RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                           TELEX COMMUNICATIONS, INC.


                  1. The name of this corporation (hereinafter referred to as the "Corporation") is:

                           TELEX COMMUNICATIONS, INC.

                  2. The period of duration of the Corporation shall be perpetual.

                  3. The address of the Corporation's registered office in the State of Delaware is Corporation Service Company, 1013 Centre Road, Wilmington, New Castle County, Delaware 19805, and the name of its registered agent at said address is The Corporation Service Company.

                  4. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

                  5. The Corporation shall have authority to issue 1000 shares of Common Stock, par value of $0.01 per share (the "Common Stock").

                  6. The shares of Common Stock shall entitle the holders thereof to one vote per share on all matters upon which such stockholders have the right to vote.

                  7. The Board of Directors is hereby empowered to authorize by resolution or resolutions from time to time the issuance of one or more classes or series of Preferred Stock and to fix the designations, powers, preferences and relative participating, optional or other rights, if any, and the qualifications, limitations or restrictions thereof, if any, with respect to each such class or series of Preferred Stock and the number of shares constituting each such class or series, and to increase or decrease the number of shares of any such class or series to the extent permitted by the General Corporation Law of Delaware.

                  8. All of the powers of the Corporation, insofar as the same may be lawfully vested by this Certificate of Incorporation in the Board of Directors, are hereby conferred upon the Board of Directors of the Corporation. Elections of directors need not be by ballot unless the Bylaws of this Corporation shall so provide.

                  9. The stockholders and Board of Directors shall have power, if the Bylaws so provide, to hold their meetings and to keep the books, documents and papers of the Corporation without the State of Delaware except such as are required by the law of the State of Delaware to be kept in the State of Delaware.

                  10. The incorporator and his mailing address are as follows:

                            John W. Heiderscheit, III
                            O'Melveny & Myers
                            555 13th Street, N.W.
                            Suite 500 West
                            Washington, D.C. 20004-1109

                  11. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter or repeal the Bylaws of the Corporation.

                  12. The Corporation shall indemnify its officers, directors, employees and agents to the full extent permitted by the General Corporation Law of Delaware.

                  13. No member of the Board of Directors of the Corporation shall have any personal liability to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that the foregoing shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders,
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of Title 8, Delaware Code, or (iv) for any transaction from which the director derived an improper personal benefit.

                  14. The Corporation reserves the right to amend and repeal any provision contained in this Certificate of Incorporation in the manner prescribed by the law of the State of Delaware.

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